                                                                    Exhibit 12.1

               COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

The following table sets forth the ratio of earnings to fixed charges of the Company for the years ended December 31, 2004, 2003, and 2002, ten-month period ended December 31, 2001, and the fiscal year ended February 28, 2001 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (earnings before income taxes and fixed charges).

                                                            YEAR ENDED              TEN MONTHS     FISCAL YEAR
                                                           DECEMBER 31,                ENDED          ENDED
                                            ------------------------------------   DECEMBER 31,   FEBRUARY 28,
(Dollars are in thousands)                     2004         2003         2002          2001           2001
-----------------------------------------   ----------   ----------   ----------   ------------   ------------
Net earnings                                $2,197,574   $2,372,950   $  841,779    $  486,006     $  374,153
Income tax expense                           1,398,299    1,472,822      501,244       302,613        211,882
Interest expense                             2,608,338    1,940,207    1,461,066     1,474,719      1,330,724
Interest portion of rental expense              53,562       36,565       26,671        16,201         17,745
                                            ----------   ----------   ----------    ----------     ----------
Earnings available to cover fixed charges   $6,257,773   $5,822,544   $2,830,760    $2,279,539     $1,934,504
                                            ==========   ==========   ==========    ==========     ==========
Fixed charges:
   Interest expense                         $2,608,338   $1,940,207   $1,461,066    $1,474,719     $1,330,724
   Interest portion of rental expense           53,562       36,565       26,671        16,201         17,745
                                            ----------   ----------   ----------    ----------     ----------
      Total fixed charges                   $2,661,900   $1,976,772   $1,487,737    $1,490,920     $1,348,469
                                            ==========   ==========   ==========    ==========     ==========
Ratio of earnings to fixed charges                2.35         2.95         1.90          1.53           1.43
                                            ==========   ==========   ==========    ==========     ==========